Exhibit 99.1

Contact:	Paula Taylor
Corporate Services
(972) 420-8221

HORIZON HEALTH ANNOUNCES MANAGEMENT CHANGES

LEWISVILLE, Texas (July 21, 2006) – Horizon Health Corporation (NASDAQ:HORC) today announced a restructuring of certain management positions within the Company.

Effective July 21, 2006, Ken Newman, Chairman and Chief Executive Officer of the Company, will assume the additional title of President of the Company. David K. White, Ph.D., currently President and Chief Operating Officer, will become President of the Company’s contract management services group. In his new position, Dr. White will have direct responsibility for the behavioral health and physical rehabilitation contract services as well as the Company’s employee assistance program services group. The hospital services group, which consists of owned behavioral health facilities, will report directly to Mr. Newman.

Commenting on the management changes, Mr. Newman said, “The Company believes that these reporting changes will allow senior management to more effectively focus its time during this very important transition period. Dave White will be in charge of our contract management services, an area in which he has extensive experience and expertise and a part of our company that is undergoing significant challenges related to regulatory and reimbursement changes. I will assume direct oversight of our owned facilities, and I will be more involved in the management of day-to-day business operations. We are dividing the duties that were previously the responsibility of one individual in order to more effectively concentrate involvement by senior management on our two core businesses.”

Mr. Newman also said, “When the Board asked in 2003 that I return to the Company from retirement after the sudden death of Jim McAtee, our former Chief Executive Officer, I was charged with developing a more growth oriented strategy for the Company and with putting in place the management team necessary to implement that strategy. I believe we now have in place a well-defined, long-term growth strategy. The Board of Directors has agreed with my recommendation that we should now begin the process of identifying a Chief Executive Officer to execute this growth strategy. We will consider both internal and external candidates.”

Horizon Health is an owner of behavioral healthcare facilities and a leading manager of clinical services for acute care hospitals and employers.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Numerous factors as outlined in the SEC Report filed by the Company could cause actual results to differ materially from those in any such forward-looking statements. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.